As filed with the Securities and Exchange Commission on May 7, 2010
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
AMCOL INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	36-0724340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2870 Forbs Avenue, Hoffman Estates, Illinois	60192
(Address of Principal Executive Offices	(Zip Code)

AMCOL International Corporation 2010 Long-Term Incentive Plan
(Full title of the plan)

Lawrence E. Washow
President and Chief Executive Officer
AMCOL International Corporation
2870 Forbs Avenue
Hoffman Estates, Illinois 60192
(847) 851-1500
(Name, address and telephone number, including area code, of agent for service)

With a copy to:

James W. Ashley, Jr.
Locke Lord Bissell & Liddell LLP
111 South Wacker Drive
Chicago, Illinois 60606
(312) 443-1873

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	2,000,000	$29.13	$58,260,000	$4,153.94
____________
(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Computed pursuant to Rule 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low price of the registrant’s common stock as reported by the New York Stock Exchange on May 4, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

The documents containing the information specified in Item 1 of Form S-8 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Item 2 of Form S-8 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the documents listed below which have previously been filed with the Commission:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 16, 2010;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 (filed on April 28, 2010);

•	The Registrant’s Current Reports on Form 8-K filed on January 5, 2010, April 30, 2010 and May 7, 2010; and

•
The description of the Registrant’s common stock contained in Item 8.01 of the Registrant’s Current Report on Form 8-K, filed September 9, 2009, and any amendments or reports filed for the purpose of updating such description.

In addition, each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement, but prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered hereby has been passed upon for the Registrant by Locke Lord Bissell & Liddell LLP. James W. Ashley, Jr., a partner at Locke Lord Bissell & Liddell LLP, is Secretary of AMCOL.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s restated certificate of incorporation and restated by-laws provide for mandatory indemnification for the Registrant’s directors, officers, employees and agents (as well as trustees of certain benefit plans) where a lawsuit is brought against such person in connection with his position with the Registrant and he either acted in good faith or successfully defended such suit. The Registrant’s restated certificate of incorporation also provides for permissive advancement of litigation expenses to directors and officers prior to the final disposition of a legal proceeding. The Registrant’s restated by-laws provide that advancement of litigation expenses is mandatory for directors and officers, subject to an undertaking and approval by the board of directors in limited circumstances, whereas advancement is permissive for non-officer employees, agents and trustees, all of whom are required to provide an undertaking to repay the Registrant in the event it is later determined that the advancee was ineligible for indemnification. The Registrant’s restated certificate of incorporation and restated by-laws further provide that the rights to indemnification and advancement of expenses are not exclusive of any other rights, survive termination of service and inure to the benefit of heirs. The Registrant’s restated by-laws provide that the rights to indemnification and advancement of expenses conferred upon directors and officers are contract rights and that any amendment of the indemnification provisions in the Registrant’s restated certificate of incorporation or restated bylaws is prospective only.

On February 10, 2009, the Registrant entered into indemnification agreements with each of the Registrant’s directors and executive officers, which require the Registrant to indemnify and advance litigation expenses to each such director and executive officer to the fullest extent provided in the Registrant’s restated certificate of incorporation and restated by-laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit
No.	Description of Document

4.1	Article Four of the Company’s Restated Certificate of Incorporation (1), as amended (2)
4.2	AMCOL International Corporation 2010 Long-Term Incentive Plan (3)
5.1	Opinion of Locke Lord Bissell & Liddell LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Sanghavi & Company
23.3	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in Signature Page)
_______________

(1)	Exhibit is incorporated by reference to the Registrant’s Form S-3 filed with the Securities and Exchange Commission on September 15, 1993.
(2)	Exhibit is incorporated by reference to the Registrant’s Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 1998.
(3)	Exhibit is incorporated by reference to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on May 7, 2010.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

A.           (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Hoffman Estates, State of Illinois, on May 6, 2010.

AMCOL INTERNATIONAL CORPORATION

By:	/s/ LAWRENCE E. WASHOW
Name:	Lawrence E. Washow
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence E. Washow, Donald W. Pearson and Clarence O. Redman and each of them with power to act without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN HUGHES	Chairman of the Board and Director	May 6, 2010
John Hughes

/s/ LAWRENCE E. WASHOW	President, Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2010
Lawrence E. Washow

/s/ DONALD W. PEARSON	Vice President and Chief Financial Officer; Treasurer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	May 6, 2010
Donald W. Pearson

/s/ ARTHUR BROWN	Director	May 6, 2010
Arthur Brown

/s/ DANIEL P. CASEY	Director	May 6, 2010
Daniel P. Casey

/s/ JAY D. PROOP	Director	May 6, 2010
S Jay D. Proops

/s/ CLARENCE O. REDMAN	Director	May 6, 2010
Clarence O. Redman

Signature	Title	Date

/s/ DALE E. STAHL	Director	May 6, 2010
Dale E. Stahl

/s/ AUDREY L. WEAVER	Director	May 6, 2010
Audrey L. Weaver

/s/ PAUL C. WEAVER	Director	May 6, 2010
Paul C. Weaver

INDEX TO EXHIBITS

Exhibit
No.	Description of Document

4.1	Article Four of the Company’s Restated Certificate of Incorporation (1), as amended (2)
4.2	AMCOL International Corporation 2010 Long-Term Incentive Plan (3)
5.1	Opinion of Locke Lord Bissell & Liddell LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Sanghavi & Company
23.3	Consent of Locke Lord Bissell & Liddell LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included in Signature Page)

(1)	Exhibit is incorporated by reference to the Registrant’s Form S-3 filed with the Securities and Exchange Commission on September 15, 1993.
(2)	Exhibit is incorporated by reference to the Registrant’s Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 1998.
(3)	Exhibit is incorporated by reference to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on May 7, 2010.